EXHIBIT 99.4

FINANCIAL COUNSELING PROGRAM

(As Amended through December 12, 2007)

The company shall provide financial counseling benefits to its officers, as described in this program.

WHO IS ELIGIBLE

Elected officers of Boise Cascade, L.L.C. are eligible for benefits under this program. Spouses and dependents are not eligible.

WHAT THE POLICY COVERS

Expenses incurred by eligible officers for covered financial counseling services provided by a professional of the officer’s choice will be reimbursed or paid. Reimbursements and payments will be “grossed up” for taxes. The amount available under the program, including the tax gross-up amount, is a maximum of $5,000 each calendar year. Unused amounts up to one year’s allowance ($5,000) may be carried over from year to year.

The program provides reimbursement or payment (up to the $5,000 limit, including tax gross-up) for the following covered services:

•                  Investment planning

•                  Tax preparation

•                  Tax planning & compliance

•                  Estate planning

These services may involve several providers, including accountants, lawyers, and/or investment counselors.

WHAT THE POLICY DOES NOT COVER

Expenses for items in the following list are not covered under the policy:

•                  Services rendered prior to the date an individual became eligible for coverage under this program.

•                  Services rendered for ineligible individuals (e.g., tax preparation charges for a dependent’s tax return).

HOW TO FILE A CLAIM

Invoices for received services should be approved by the officer with his or her signature and sent to the director of compensation and benefits in Boise, Idaho,

together with a request to either pay the provider directly (if the officer has not already paid) or reimburse the officer (if the officer has already paid). Properly submitted invoices will be paid as soon as practical, but in any event no later than March 15 of the year following the year in which the invoice was submitted.

PROGRAM ADMINISTRATION

If a dispute or disagreement arises regarding terms of coverage or benefits provided under this policy, the officer must send a written notice of dispute to the director of compensation and benefits. The company has the sole authority to make final determinations regarding any claim for benefits and the interpretation of this program.

TAXABILITY

All benefits paid under this policy are considered taxable income to the officer, are subject to tax withholding requirements, and will be reflected in Form W-2 earnings.

MISCELLANEOUS

The company reserves the right to change, modify or discontinue the benefits offered under this program at any time. Eligible officers do not have any ongoing rights to any benefit other than reimbursement/payment for covered expense incurred before the date of the change, modification or discontinuance.

Neither this program nor any of the company’s other policies or benefits programs should be considered a contract for purposes of employment or payment of benefits. Employment with Boise is “at will” and may be terminated at any time, with or without cause, by the employee or the company.